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                                                                    Exhibit 99.1

        NOBEL LEARNING COMMUNITIES, INC. ANNOUNCES FILING OF PRELIMINARY
                      PROXY FOR GOING PRIVATE TRANSACTION

West Chester, PA, October 4, 2002 - Nobel Learning Communities, Inc. (NASDAQ:
NLCI), a for-profit provider of education and school management services for the pre-elementary through 12th grade market, announced on October 3, 2002 that it has filed preliminary proxy materials with the Securities and Exchange Commission (the "SEC") in connection with the proposed merger, announced on August 6, 2002, of Nobel Learning Communities, Inc. and Socrates Acquisition Corporation (a corporation formed by Gryphon Partners II, L.P. and Cadigan Investment Partners, Inc.), resulting in a going private transaction. Completion of the proposed merger is subject to stockholder approval, as well as the funding of the senior lenders commitment, third party consents, government approvals and other customary closing conditions. The preliminary proxy filed is subject to comment by the SEC, and will be mailed to stockholders when it is in definitive form.

Nobel Learning Communities also disclosed that the merger agreement has been amended, by an amendment approved by Nobel Learning Communities' board of directors and special committee, and by the board of directors of Socrates Acquisition Corporation. The amendment, among other things, extends from December 5, 2002 to January 31, 2003 the date after which either party may terminate the merger agreement, subject to the terms of the merger agreement. The amendment does not alter the previously announced terms pursuant to which Socrates Acquisition Corporation will pay $7.75 in cash for each outstanding share of Nobel Learning Communities common stock and preferred stock calculated on as-converted basis (other than as to certain shares owned by members of management), and outstanding stock options and warrants will be converted into the right to receive a cash payment equal to the value of such options or warrants, as the case may be.

Nobel Learning Communities, Inc. operates 179 schools in 15 states consisting of private schools and charter schools; pre-elementary, elementary, middle, specialty high schools and schools for learning challenged children clustered within established regional learning communities.

About Gryphon Partners II, L.P.

Based in San Francisco, CA, Gryphon Investors focuses on leveraged acquisitions of and growth investments in middle-market companies in partnership with experienced management. With approximately $500 million of committed equity capital under management, Gryphon typically seeks to invest $20 to $100 million of its own capital in companies that are valued between $50 million and $500 million. Gryphon's limited partners include some of the most respected institutions and individuals in the private equity industry, including the state public pension funds of Oregon, Washington, Colorado and Pennsylvania, as well as the personal capital of the partners and investment professionals of Kohlberg Kravis Roberts & Co., the Texas Pacific Group and Oak Hill Partners. Gryphon believes that attractive returns can be earned for its limited partners and management teams through a focus on growing the inherent operating value of a company versus a focus on financial engineering. As a result, Gryphon prioritizes investment opportunities where it can form proactive partnerships with owners and executives to build leading companies, utilizing Gryphon's capital, professional resources and significant financial and operational experience. Gryphon's full-time professional resources include both

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investment and operations professionals, who work on an integrated basis to maximize the value Gryphon provides to its portfolio companies.

About Cadigan Investment Partners

Cadigan Investment Partners, Inc. ("Cadigan") is a leveraged buyout firm investing its partners' private capital to acquire and build middle-market companies with management. Cadigan's principals have over 40 years of experience in private equity investments and management buyouts, and have made these investments across widely varying economic climates, stock market conditions and interest rate environments. Recent acquisitions by Cadigan over the past 12 months include the $130 million leveraged buyout of American Coin Merchandising, Inc., the leading U.S. operator of amusement vending equipment, and the $60 million management buyout of la Madeleine, Inc., the leading French bakery cafe chain in the Southeast. These companies generate approximately $300 million in revenues and have over 4,500 employees.

Michael Tokarz is Chairman of Cadigan and member of The Tokarz Group, and Pericles Navab is President of Cadigan. Until February 2002, Mr. Tokarz was a General Partner of Kohlberg Kravis Roberts & Co. where he spent 17 years and completed over $25 billion of acquisition financing and more than $3.5 billion of equity investments, including transactions such as Safeway, Beatrice, Fleet Bank and First Interstate Bancorp. Mr. Navab has over 10 years of experience in private equity involving over 5 platform investments and 15 add-on acquisitions. Mr. Navab is also responsible for originating and executing the American Coin and la Madeleine acquisitions.

EXCEPT FOR HISTORICAL INFORMATION CONTAINED IN THIS PRESS RELEASE, THE INFORMATION IN THIS PRESS RELEASE CONSISTS OF FORWARD-LOOKING STATEMENTS PURSUANT TO THE SAFE HARBOR PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. THESE STATEMENTS INVOLVE RISKS AND UNCERTAINTIES THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE IN THE FORWARD-LOOKING STATEMENTS. POTENTIAL RISKS AND UNCERTAINTIES INCLUDE CHANGES IN MARKET DEMAND, MARKET CONDITION AND COMPETITIVE ACTIVITIES, THE ACCEPTANCE OF NEWLY DEVELOPED AND CONVERTED SCHOOLS AND THE POSSIBILITY THAT THE MERGER MAY NOT BE CONSUMMATED IN ACCORDANCE WITH THE TERMS OF THE MERGER AGREEMENT. OTHER RISKS AND UNCERTAINTIES ARE DISCUSSED IN THE COMPANY'S FILINGS WITH THE SEC.

AVAILABILITY OF ADDITIONAL INFORMATION

STOCKHOLDERS ARE URGED TO READ THE PROXY STATEMENT AND THE OTHER RELATED DOCUMENTS CAREFULLY WHEN THEY BECOME AVAILABLE, AS THEY WILL CONTAIN IMPORTANT INFORMATION THAT STOCKHOLDERS SHOULD CONSIDER BEFORE MAKING A DECISION ABOUT THE MERGER. STOCKHOLDERS WILL BE ABLE TO OBTAIN A FREE COPY OF THE PROXY STATEMENT (WHEN AVAILABLE), AS WELL AS OTHER RELEVANT FILINGS CONTAINING INFORMATION ABOUT THE COMPANY, FROM THE SEC'S WEBSITE AT WWW.SEC.GOV. COPIES OF THE PROXY STATEMENT, WHEN AVAILABLE, AND OTHER COMPANY FILINGS WILL ALSO BE AVAILABLE TO STOCKHOLDERS BY DIRECTING A REQUEST TO R. ZOBEL OR K. HERMAN, NOBEL LEARNING

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COMMUNITIES, INC., 1615 WEST CHESTER PIKE, WEST CHESTER, PA 19382, (484)
947-2000.

THE COMPANY AND CERTAIN OF ITS DIRECTORS, EXECUTIVE OFFICERS AND OTHER MEMBERS OF MANAGEMENT AND EMPLOYEES MAY BE SOLICITING PROXIES FROM THE COMPANY'S STOCKHOLDERS IN FAVOR OF THE MERGER AND THE TRANSACTIONS CONTEMPLATED BY THE MERGER. INFORMATION REGARDING THE PERSONS WHO MAY, UNDER THE RULES OF THE SEC, BE CONSIDERED "PARTICIPANTS" IN THE SOLICITATION OF PROXIES IN CONNECTION WITH THE PROPOSED TRANSACTIONS WILL BE SET FORTH IN THE PROXY STATEMENT WHEN IT IS FILED WITH THE SEC. THESE INDIVIDUALS MAY HAVE INTERESTS IN THE PROPOSED MERGER, SOME OF WHICH MAY DIFFER FROM OR MAY BE IN ADDITION TO, THOSE OF THE COMPANY'S STOCKHOLDERS GENERALLY.